Exhibit 10.7

EXECUTION

UWW HOLDINGS, INC.

SEPARATION AND NON-COMPETITION AGREEMENT

THIS SEPARATION AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of June 30, 2014 between UWW Holdings, Inc., a Delaware corporation (“UWW”) and Allan R. Dragone, Jr. (“Executive”).

WHEREAS, Executive is employed by UWW as its Chief Executive Officer pursuant to the Third Amended & Restated Employment Agreement, made as of September 19, 2008, between UWW and Executive and as amended on each of December 17, 2008, December 21, 2010 and January 27, 2014 (as amended from time to time, the “Employment Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated January 28, 2014 (the “Merger Agreement”), by and among xpedx Holding Company, a Delaware limited liability company (the “Company”), UWW, International Paper Company, a New York corporation (“IP”), xpedx Intermediate, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of IP (“xpedx Intermediate LLC”) and certain other parties thereto, UWW will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and immediately thereafter, xpedx Intermediate LLC will merge with and into Unisource Worldwide, Inc., a Delaware corporation (“Unisource Sub”), with Unisource Sub continuing as the surviving corporation and a wholly-owned subsidiary of the Company (together, the “Proposed Transaction”);

WHEREAS, Executive and UWW are a party to that certain Consulting Agreement dated as of January 28, 2014 (the “Consulting Agreement”) which was to become effective as of the closing date of the Proposed Transaction (the “Effective Date”);

WHEREAS, effective as of the Effective Date, Executive’s employment with UWW under the Employment Agreement shall cease and the parties desire to cancel the Consulting Agreement such that the consulting relationship contemplated by the Consulting Agreement does not become effective;

WHEREAS, the Company will assume the obligations under and become a party to this Agreement by operation of law as a result of the consummation of the Merger;

WHEREAS, Executive understands and acknowledges that IP and the Company would not enter into the Merger Agreement or consummate the Proposed Transactions in the absence of this Agreement, including but not limited to Executive’s agreement to the restricted covenants set forth in paragraphs 6, 7 and 8 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Consulting Agreement. UWW and the Executive hereby agree to cancel the Consulting Agreement effective immediately, such that the Consulting Agreement shall never become effective. In the event that the Proposed Transaction does not occur, this Agreement shall become null and void and Executive and UWW shall have no further rights or obligations hereunder; provided however, that the Consulting Agreement is hereby immediately cancelled, without regard to the closing of the Proposed Transaction.

2. Termination of Employment.

(a) The parties hereto acknowledge that the Executive’s employment pursuant to the Employment Agreement will be terminated without Cause, effective as of the Effective Date. As such, the parties acknowledge and agree that severance shall be paid to the Executive pursuant to Section 5(b) of the Employment Agreement and the Executive shall otherwise have the rights described in the Employment Agreement that arise in connection with a termination without Cause, including, without limitation, Section 3(c) (relating to a bonus for FY 2014) of the Employment Agreement and Section 28 (relating to the Executive Residence Matters) of the Employment Agreement, in each case in accordance with the terms and conditions of such provisions as provided in the Employment Agreement, which terms shall expressly survive the Effective Date. The parties acknowledge and agree that the general release, in form and substance satisfactory to UWW, that is referred to in Section 5(b) of the Employment Agreement and is required to be executed to receive such severance, shall be in the form attached hereto as Exhibit A (the “Release”). For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto represent that they intend that any services that may be performed by Executive to the Company following the Effective Date, whether as a member of the Board of Directors of the Company (the “Board”) or otherwise, shall be at a level that is no more than 20% of the average level of services that the Executive performed during the thirty-six (36) months of his employment with UWW immediately preceding the Effective Date.

(b) Following the Effective Date, the Executive (1) will not have an office at any Company facility, (2) will not attend industry associations or shows as a representative of the Company, (3) will refer emails and phone calls from employees and customers to the CEO or the General Counsel of the Company and (4) will not respond to press or investor inquiries, in each case without authorization from the Board or the CEO of the Company. Following the Effective Date, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

3. Certain Definitions.

(a) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or UWW, directly or through one or more Subsidiaries.

(b) For purposes of this Agreement, “Affiliates” shall mean with respect to the Company and its Subsidiaries or UWW and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

(c) For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

4. Additional Severance Compensation.

(a) Following the Effective Date, and subject to (i) the Executive’s timely execution of the Release within sixty (60) days of the Effective Date and (ii) the Executive not terminating his employment with UWW for any reason prior to the Effective Date, Executive will receive an additional severance payment equal to $3,000,000 in total (the “Additional Severance”) payable pro-rata in monthly installments over the two (2) year period following the Effective Date. Any amounts payable pursuant to this paragraph 4(a) shall not be paid until the first scheduled payment date following the date the Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Effective Date if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and official guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following the Effective Date to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Effective Date if such deferral had not been required.

(b) Except as otherwise expressly provided herein, Executive shall not be entitled to any compensation from the Company or its Subsidiaries after the Effective Date.

(c) Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.

(d) The Company may offset any amounts Executive owes it or any of its Subsidiaries against any amounts the Company or its Subsidiaries owes Executive hereunder, provided, however that in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

5. Board Membership. The Board shall take such action as may be necessary to appoint or nominate Executive to become a member of the Board effective as of the Effective Date. During the two-year period following the Effective Date, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Following the two-year anniversary of the Effective Date,

Executive shall resign as a director of the Company and its Subsidiaries, as the case may be, unless otherwise agreed by the Board and the Executive. To eliminate any potential conflicts of interest, the Executive will not serve on any committee of the Board and, for the avoidance of doubt, will not participate in the assessment of the Company’s CEO. While serving on the Board, Executive shall be entitled to receive the same compensation for service as a director as the Company’s independent directors (including without limitation any equity and/or convertible equity).

6. Confidential Information. Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of his employment with UWW and its Subsidiaries prior to the Effective Date, or his service as a director of the Company, UWW or any of their respective Subsidiaries or Affiliates, in each case whether before or after the Effective Date, concerning the business and affairs of the Company and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive became or becomes aware of during his employment or other service with UWW and its Subsidiaries and Affiliates or during his service as a director of the Company and its Subsidiaries and Affiliates, the Persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of employment or other service with UWW and its Subsidiaries and Affiliates or service as a director of the Company and its Subsidiaries and Affiliates, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that, in addition to any obligations under the Employment Agreement, following the Effective Date he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the Effective Date, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

7. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while providing services to the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board, whether before or after the date of this Agreement, to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Non-Compete, Non-Solicitation.

(a) Executive acknowledges and agrees that during the course of his employment, consultancy and other service relationships with UWW, the Company and their respective Subsidiaries he has and shall become familiar with the Company’s and its Subsidiaries’ and Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates, that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates and that given, this expertise and knowledge, Executive’s competition with the Company and its Subsidiaries and Affiliates would cause the Company to suffer irreparable harm. Therefore, and in further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, during the four (4) year period following the Effective Date (the “Noncompete Period”), he shall not, directly or indirectly, compete with the Business of the Company within North America by serving in any capacity, job or function (including, but not limited to, as a proprietor, stockholder, partner, member, officer, director, employee, consultant, independent contractor, or agent) that is the same or similar to the capacities, jobs or functions in which he served at UWW or any of its Subsidiaries prior to the Effective Date for the two (2) years immediately prior to the cessation of his employment with UWW when in such capacity, job or function, he could or would assist, support or further any entity, organization or other Person in competing with the Company or any of its Subsidiaries or Affiliates in the Business of the Company; provided that Executive may maintain his current passive investments in the Executive’s businesses that otherwise would violate this paragraph 8(a), so long as Executive has no active participation in such Executive’s businesses and Executive does not make additional investments in such Executive’s businesses without the prior written consent of the Board. For the purposes of this Agreement, the “Business of the Company” means a business materially engaged in the competitive business of selling or distributing the following products manufactured by third parties: (x) printing and specialty papers, (y) packaging supplies and equipment, or (z) as it relates to printing and specialty papers, industrial and commercial maintenance supplies or graphic imaging supplies and equipment, in any locale of any country in which the Company conducts such business. Notwithstanding the foregoing, the Company agrees that customers and suppliers of the Company are not deemed to be competitive with the Company merely based upon such status. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Noncompete Period, Executive shall not directly or indirectly, or through another Person or entity (i) solicit any current employee of the Company or any Subsidiary with whom Executive had Material Contact during the 12-month time period immediately preceding the termination of his employment with UWW (for any reason) to leave the employ of the Company or such Subsidiary, (ii) solicit any person who was previously an employee of the Company or any Subsidiary at any time during the twelve (12) months prior to the Effective Date and with whom Executive had Material Contact during the 12-month time period immediately preceding the Effective Date to leave the employ of such person’s present employer, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary with whom Executive had Material Contact during the 12-month time period immediately preceding the Effective Date to cease doing business with the Company or such Subsidiary, and (iv) solicit any business in competition with the Business of the Company from any of the existing or potential customers with whom Executive had Material Contact during the 12-month time period immediately preceding the Effective Date. For purposes of this Agreement, “Material Contact” means personal contact or the supervision of the efforts of those who have had direct personal contact.

(c) If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in paragraph 6 and this paragraph 8 (x) constitute consideration for inducing the Company to provide Executive with the compensation and payments under this Agreement, (y) are reasonable and necessary to protect the business interests of the Company, and (z) will not cause him any undue hardship and will not prevent him from earning a living, and that he has reviewed the provisions of this Agreement with his legal counsel.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of paragraph 6 or this paragraph 8, the Company and its Subsidiaries would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person or entity other than the Employment Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Allan R. Dragone, Jr.

3560 Ridgewood Road

Atlanta, Georgia 30327

Notices to the Company:

xpedx Holding Company

6285 Tri-Ridge Blvd.

Loveland, Ohio 45140

Attention: General Counsel

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. Except as expressly provided herein, this Agreement, those documents expressly referred to herein and other documents of even date herewith or therewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way without prejudice to or waiver of any rights or remedies respecting breaches of the Employment Agreement prior to the date hereof and without duplication of any amounts accrued thereunder as of the date hereof except as specifically provided herein. Notwithstanding the foregoing, the restrictive covenants and other obligations contained in paragraphs 6, 7 and 8 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement, including but not limited to the restrictive covenants contained in the Employment Agreement, unless reference is made to the specific provisions hereof which are intended to be superseded.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of UWW and any successor to UWW, including without limitation the Company and any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company other than to any of its Subsidiaries. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 15.

16. Choice of Law. Executive acknowledges that UWW and the Company are organized under the laws of the State of Delaware. Therefore, Executive and UWW agree that all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

17. Forum. Executive acknowledges that a substantial portion of UWW’s and the Company’s business is and will be based out of the State of New York. Executive also acknowledges that, as such, during the course of his employment with UWW, Executive has had and will continue to have substantial contacts with the State of New York. Therefore, the parties agree that they will not file any action arising out of or based upon this Agreement other than in the federal and state courts located in the State of New York. The parties consent to personal jurisdiction and venue solely within the federal and state courts located in the State of New York and waive all otherwise possible objections to such personal jurisdiction or venue.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board)1 and Executive and, prior to the merger, UWW, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Taxes. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries. Executive agrees that he shall be solely responsible for all such Taxes.

20. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21. Executive’s Cooperation. During the four (4) year period following the Effective Date, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or any Subsidiary (including, without limitation, Executive being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its

[1]	Note to Draft: Complete procedures for xPedx consent.

Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In addition, during the four (4) year period following the Effective Date, Executive shall furnish such information and assistance to the Company or any Subsidiary as may be reasonably required by the Company or any Subsidiary in connection with any issues or matters in which Executive was involved during his employment with the Company and its affiliates, including, without limitation, the transition of his duties to other employees at the Company (including his successor), as may be reasonably requested by the Company. In the event the Company or any Subsidiary requires Executive’s cooperation in accordance with this paragraph, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

22. Nondisparagement. Executive hereby agrees and covenants that, except as may be required by law, he shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of the Company or its Subsidiaries or Affiliates following the Effective Date, except that Executive may testify truthfully in any civil, administrative or criminal proceeding.

23. Certain Tax Matters. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment or service relationship shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of such relationship unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Executive agrees that Executive shall not be entitled to any compensation or reimbursement for any Taxes payable with respect to any payments pursuant to this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Non-Competition Agreement as of the date first written above.

UWW HOLDINGS, INC.

By:	/s/ John Sills

Its:	John Sills, Chief Financial Officer

/s/ Allan R. Dragone, Jr.
ALLAN R. DRAGONE, JR.

EXHIBIT A

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by UWW Holdings, Inc. (“UWW”) of its obligations under Section 5(b) of the Third Amended & Restated Employment Agreement, made as of September 19, 2008, between UWW and the undersigned and amended as of December 17, 2008, further amended as of December 21, 2010 and January 27, 2014 (as amended from time to time, the “Employment Agreement”), and the performance of xpedx Holding Company of its obligations under Section 4 of the Separation and Non-Competition Agreement, dated as of [DATE] (the “Separation Agreement”) do hereby release and forever discharge as of the date hereof UWW and xpedx Holding Company (together with UWW and their respective subsidiaries, the “Company”), International Paper Company and their respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Employment Agreement and Section 4 of the Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5(b) of the Employment Agreement or Section 4 of the Separation Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.

Except as provided in paragraph 4 below and except for the provisions of the Employment Agreement which expressly survive the termination of my employment or service relationship with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment or service relationship with Company, the terms and conditions of that employment or service relationship, and the termination of that employment or service relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment or service relationship with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the

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Company would not have agreed to the terms of the Employment Agreement or the Separation Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Employment Agreement or the Separation Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment or service relationship.

9.	I agree that this General Release, the Employment Agreement and the Separation Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as required by law.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 5(b), 6 through 8, 10 and 28 of the Employment Agreement and Section 6, 7 and 8 of the Separation Agreement shall survive my execution of this General Release.

12.	I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement or the Separation Agreement after the date hereof.

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14.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 45 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 45-DAY PERIOD;

(f)

I ACKNOWLEDGE THAT I HAVE BEEN PROVIDED WITH SCHEDULE I ATTACHED HERETO SUMMARIZING (I) ANY CLASS, UNIT OR GROUP OF INDIVIDUALS TERMINATED UNDER THE SAME GROUP TERMINATION PROGRAM WITHIN THE MEANING OF 29 U.S.C. §626(F)(1), (II) ANY ELIGIBILITY FACTORS OR TIME LIMITS APPLICABLE TO SUCH GROUP TERMINATION PROGRAM, AND (III) THE JOB TITLE AND AGES OF ALL

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EMPLOYEES TERMINATED UNDER THE SAME TERMINATION PROGRAM AS WELL AS THE JOB TITLE AND AGES OF ALL EMPLOYEES IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO HAVE NOT BEEN SELECTED;

(g)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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SCHEDULE I

DISCLOSURE INFORMATION PROVIDED PURSUANT TO THE

OLDER WORKERS BENEFIT PROTECTION ACT

Eligibility Factors and Time Limitations Applicable to

Eligible Employees for Severance Benefits

UWW Holdings, Inc. (the “Company”) has decided to terminate the employment of certain of its employees in connection with a proposed sale. Employees receiving notification of termination of their employment in connection therewith may be eligible to receive severance benefits in exchange for their execution of (and subject to) the attached Letter Agreement (the “Agreement”) in accordance with the terms set forth therein.

Each selected employee age forty (40) or over will have at least forty-five (45) days from such employee’s receipt of the Agreement and this disclosure information to provide the Company with a fully executed Agreement in order to receive the severance benefits pursuant to the Agreement. Employees age forty (40) or over who timely execute and return the Agreement will have a period of seven (7) calendar days from the date that the Agreement is signed to revoke it by delivering written notice of revocation as provided in the Agreement.

The job titles and ages of all of the Company employees within the same decisional unit who are, and are not, selected for termination are listed below.

Titles	Age	Selected	Not Selected